EXHIBIT 99.1

[DG SYSTEMS LOGO]

NEWS ANNOUNCEMENT	FOR IMMEDIATE RELEASE

For more information contact: Omar Choucair Chief Financial Officer DG Systems, Inc. 972/581-2000	Joseph N. Jaffoni Stewart A. Lewack Jaffoni & Collins Incorporated 212/835-8500 dgit@jcir.com

DG Systems Reports Third Quarter Operating Results

•	EPS of $0.03
•	Nine Months EBITDA Rises 18%
•	Operating Income Up 69%
•	Records Non-Cash Adjustment to 2002 and Six Month 2003 Results - Adjustments Have No Impact on Previously Reported Revenue, EBITDA or Operating Income –

DALLAS—(BUSINESS WIRE)—Nov. 19, 2003— DG Systems, Inc. (Nasdaq: DGIT), the leading digital technology provider for managing and delivering short- and long-form audio and video content to broadcasters, today reported operating results for the third quarter and nine-month periods ended September 30, 2003 in line with guidance issued by the Company on October 16, 2003. The Company also announced non-cash adjustments for the year ended December 31, 2002 and six months ended June 30, 2003.

Consolidated revenues for the three months ended September 30, 2003 totaled $13.4 million, compared to $16.4 million in the comparable year-ago period. For the quarter ended September 30, 2003, DG’s earnings before interest, taxes, depreciation and amortization (EBITDA) was $2.4 million and net income was $1.9 million. Earnings per share for the third quarter were $0.03, compared to $0.01 in the year-ago third quarter.

At September 30, 2003, DG reported net debt of approximately $1.3 million, a decrease of more than 65% from the $3.8 million reported at June 30, 2003. The net debt levels at September 30, 2003 reflect an 83% reduction from net debt of $7.5 million at December 31, 2002.

Commenting on the financial results, Scott K. Ginsburg, Chairman and Chief Executive Officer of DG Systems, stated, “DG Systems operated successfully through another challenging quarter marked by weaker-than-anticipated television advertising and tough year-over- year political business comparisons, as well as difficult sales comparisons at StarGuide division. Reflecting the resiliency of our business model, we again delivered positive EBITDA, operating income and net income during the period. Importantly, despite this market environment, DG maintains its market leadership position in video deliveries with both agencies and brands due to its network reach, breadth of products, and reputation for dependable and attentive customer service.

“We are actively managing our business through this uncertain economic environment by aggressively reducing operating expenses, expanding our video network, providing unparalleled customer service and strengthening our balance sheet. And we once again made significant progress on debt reduction, moving DG Systems one step closer to being net debt free. Our goal is to use these strengths to grow our revenues organically and through new acquisitions.”

Consolidated revenues for the nine months ended September 30, 2003 were $44.3 million, compared to $47.5 million in the comparable year-ago period. EBITDA for the first nine months of 2003 rose 18.0% to $10.4 million, compared to EBITDA of $8.8 million in the first nine months of 2002. Operating income for the nine months ended September 30, 2003 rose 69.4% to $4.6 million, compared to operating income of $2.7 million in the in the comparable 2002 period. DG’s net income in the first nine months of 2003 was $3.8 million, or $0.05 per diluted share, compared to a net loss in the 2002 period of $129.3 million, or a loss of $1.83 per diluted share inclusive of a $0.8 million pre-tax restructuring charge and a charge for the cumulative effect of accounting change which amounted to $130.2 million.

Mr. Ginsburg continued, “DG is extremely well positioned to participate in the benefits of the expected improvements in the advertising market in 2004, which will be driven by growth in the economy, the cyclical return of some political revenues and a growing customer base. These factors, when combined with our continued efforts to expand our network and customer base, should be positive factors in DG’s 2004 operating results.”

DG Systems Reports Third Quarter Operating Results, 11/19/03

Accounting Adjustment

During the third quarter, DG identified an adjustment for non-cash deferred income taxes of approximately $1.8 million which should have been recorded for the year ended December 31, 2002, and that the non-cash cumulative effect of change in accounting principle during 2002 should have been reduced by approximately $1.1 million. The non-cash deferred income tax charge for the six months ended June 30, 2003 was approximately $1.2 million. These non-cash adjustments relate to the utilization of net operating loss carryforwards generated by DG prior to the merger with Starguide Digital. As a result, DG will restate its financial statements for the year ended December 31, 2002 and the six-month period ended June 30, 2003. These restatements do not affect previously reported revenues, EBITDA, and operating income for the above mentioned periods. The following table summarizes the effect of the non-cash items mentioned above.

(in 000’s, except per share data)	Twelve Months Ended 12/31/02		Six Months Ended 6/30/03		Nine Months Ended 9/30/03
	Reported	Restated	Reported	Restated
Revenues	$66,294	$66,294	$30,950	$30,950	$44,307
EBITDA	14,377	14,377	7,986	7,986	10,429
Operating income	6,217	6,217	3,605	3,605	4,601
Net income before taxes and cumulative effect of accounting change	4,697	4,697	3,069	3,069	3,838
Non-cash Income Taxes	—	1,848	—	1,166	53
Net income (loss)	(126,594)	(127,385)	3,069	1,903	3,785
Earnings Per Share—basic and diluted	$(1.79)	$(1.80)	$0.04	$0.03	$0.05

EBITDA/Non-GAAP Reconciliation

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Although EBITDA is not a measure of performance or liquidity calculated in accordance with generally accepted accounting principles, the Company believes that it may be useful to an investor in evaluating its performance. However, investors should not consider this measure in isolation or as substitutes for operating income, cash flows from operating activities or any other measure for determining the Company’s operating performance or liquidity that is calculated in accordance with generally accepted accounting principles. In addition, because EBITDA is not calculated in accordance with generally accepted accounting principles, it may not necessarily be comparable to similarly titled measures employed by other companies. A reconciliation of the EBITDA figures included herein can be made by deducting Operating expenses, excluding depreciation and amortization from the Company’s Revenues (see attached financial table).

About DG Systems, Inc.

DG Systems and the Company’s StarGuide division provide the standard in Digital Media Exchange services for the advertising and broadcast industries, featuring innovative satellite and Internet transmission technology solutions and a suite of digital media asset management tools. DG’s extensive digital network is the largest in the advertising and broadcasting industries, reaching more than 5,000 advertisers and agencies, 7,500 radio stations, and over 1,850 broadcast and cable television destinations with innovative delivery and management solutions for short- and long-form audio and video content. More information is available at www.dgsystems.com.

The Company’s third quarter 2003 conference call will be broadcast live on the Internet at 11:00 a.m. EST on November 20, 2003. The webcast is open to the general public. Interested parties may access the live call on the Internet via the Company’s web site at www.dgsystems.com or http://www.vcall.com/CEPage.asp?ID=85084. Please allow 15 minutes to register and download and install any necessary software.

DG Systems Reports Third Quarter Operating Results, 11/19/03

This release contains forward-looking statements relating to the company, including the expansion of its digital distribution network, and the demand among certain clients for digital audio and video delivery services. These forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected. These and other risks relating to DG Systems’ business are set forth in the company’s Form 10-K filed with the Securities and Exchange Commission on March 27, 2003.

(table follows)

DG Systems Reports Third Quarter Operating Results, 11/19/03

Digital Generation Systems, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002*	2003*	2002*
Revenues	$13,357	$16,421	$44,307	$47,457

Operating expenses, excluding depreciation & amortization	10,915	12,960	33,878	38,622

EBITDA	2,442	3,461	10,429	8,835

Depreciation & amortization	1,447	1,949	5,828	5,348

Restructuring charge	—	—	—	771

Operating income	$995	$1,512	$4,601	$2,716

Interest expense and other, net	228	330	763	1,215

Net income before income taxes and cumulative effect of change in accounting principle	767	1,182	3,838	1,501
Provision (benefit) for income taxes	(1,113)	465	53	591

Net income before cumulative effect of change in accounting principle	1,880	717	3,785	910

Cumulative effect of change in accounting principle	—	—	—	130,234

Net income (loss)	$1,880	$717	$3,785	$(129,324)

Basic and diluted income per common share before cumulative effect of change in accounting principle:	$0.03	$0.01	$0.05	$0.01

Basic and diluted net income (loss) per common share:	$0.03	$0.01	$0.05	$(1.83)

Basic weighted average common shares outstanding	71,401	70,801	71,074	70,794

Diluted weighted average common shares outstanding	75,405	70,882	74,948	70,898

* Reflects restatements as reported herein.